As filed with the Securities and Exchange Commission on November 30, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VIASPACE INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	76-0742386 (I.R.S. Employer Identification Number)

171 North Altadena Drive
Suite 101
Pasadena, CA 91107
(626) 768-3360
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Carl Kukkonen
President and Chief Executive Officer
VIASPACE Inc.
171 North Altadena Drive
Suite 101
Pasadena, CA 91107
(626) 768-3360
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Walter J. Mostek, Jr., Esq.
Drinker Biddle & Reath LLP
One Logan Square
18th & Cherry Streets
Philadelphia, Pennsylvania 19103

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

			Proposed
Title of Each		Proposed	Maximum
Class of Securities	Amount	Maximum	Aggregate	Amount of
to be	to be	Offering Price	Offering	Registration
Registered	Registered (1)	Per Unit (2)	Price	Fee
Common Stock, par value $.001 per share (3)	16,858,333	$0.68	$11,463,666	$1,227
Common Stock, par value $.001 per share (4)	506,666	$0.68	$344,533	$37
Common Stock, par value $.001 per share (5)	45,482,110	$0.68	$30,927,835	$3,309
Common Stock, par value $.001 per share (6)	862,919	$0.68	$586,785	$63
Common Stock, par value $.001 per share (7)	1,000,000	$0.68	$680,000	$73
Total Registration Fee				$4,708

(1)	In the event of a stock split, stock dividend, recapitalization or similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of our common stock as reported on the Over-the-Counter Bulletin Board on November 27, 2006.

(3)	On November 2, 2006 we entered into a securities purchase agreement with Cornell Capital Partners, LP pursuant to which we issued a secured convertible debenture in the principal amount of $1,500,000. As part of the agreement, we also issued to Cornell warrants to purchase a total of 5,775,000 shares of our common stock. Upon the satisfaction of certain conditions precedent, pursuant to the terms of the agreement, we will sell Cornell additional secured convertible debentures in an aggregate principal amount of $2,300,000. Cornell also has an over-allotment option under the agreement to purchase additional secured convertible debentures in the aggregate principal amount of up to $2,850,000 during the one-year period following the effectiveness of this registration statement. This registration statement covers the resale of up to 16,858,333 shares of our common stock issuable upon conversion of the debentures issued and issuable, and upon exercise of the warrants issued, to Cornell under the securities purchase agreement.

(4)	This registration statement covers 506,666 shares of common stock issuable upon exercise of warrants issued and, subject to the satisfaction of certain conditions precedent, issuable to Gilford Securities, Inc. in connection with the November 2, 2006 securities purchase agreement.

(5)	On November 2, 2006 we entered into a standby equity distribution agreement with Cornell Capital Partners, LP pursuant to which it agreed to provide us with up to $20,000,000 in equity financing. This registration statement covers up to 45,482,110 shares of common stock to be offered in connection with the standby equity distribution agreement, representing 150% of the number of shares that would be issuable under the agreement based on the proposed maximum offering price of our common stock set forth above.

(6)	This registration statement covers 862,919 shares of common stock issued in payment of fees in connection with the November 2, 2006 standby equity distribution agreement.

(7)	This registration statement covers 1,000,000 shares of common stock issuable upon the exercise of warrants issued to Synthetic/A/(America) Ltd. as partial payment for consulting services provided to us.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 30, 2006
PROSPECTUS
VIASPACE INC.
64,710,028 Shares of Common Stock

          This prospectus relates to the reoffer and resale, from time to time, of up to 64,710,028 shares of common stock by the selling security holders listed on page 6 of this prospectus, including 4,750,000 shares of common stock issuable upon conversion of secured convertible debentures in the aggregate principal amount of $2,850,000 purchaseable by one of the selling security holders, Cornell Capital Partners, LP, pursuant to an over-allotment option under our securities purchase agreement with Cornell dated November 2, 2006.
          We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We will not receive any proceeds from the sale of any of the shares of common stock by the selling security holders. We will, however, receive proceeds from the sale of common stock to Cornell under our standby equity distribution agreement with Cornell dated November 2, 2006. We will also receive proceeds from the issuance of the secured convertible debentures under the November 2, 2006 securities purchase agreement, and we may receive proceeds from the exercise of the warrants issued to Cornell and Gilford Securities, Inc. under the securities purchase agreement unless the warrants are exercised via “net exercise.”
          Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol VSPC.OB. On November 27, 2006, the closing price of our common stock was $0.67 per share.
          Cornell is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the sale of common stock under our November 2, 2006 standby equity distribution agreement. Under that agreement, Cornell will pay us 97% of, or a 3% discount to, the lowest daily volume weighted average price of our common stock during the five consecutive trading day period immediately following the date that we send an advance notice to Cornell. Cornell received a one-time payment of $690,000 in the form of 850,592 shares of our common stock and will retain 5% of the proceeds received by us under the agreement in respect of commitment fees. In addition, Cornell received a one-time payment of $10,000 and Yorkville Advisors, LLC will receive $500 in connection with each advance under the standby equity distribution agreement in respect of structuring fees. The 3% discount, the commitment fees and the structuring fees are underwriting discounts.
          In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to act as placement agent in connection with the standby equity distribution agreement. We paid Newbridge a fee of $10,000 in the form of 12,327 shares of our common stock on November 2, 2006 for its services as our placement agent.
          The reoffer and resale of the shares of common stock covered by this prospectus will be made by the selling security holders listed in this prospectus or by the holders’ pledgees, donees, transferees, partners, or other successors in interest, in accordance with one or more of the methods described in the plan of distribution, which begins on page 11 of this prospectus.
          With the exception of Cornell, which is an “underwriter” within the meaning of the Securities Act of 1933, as amended, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.
          Investing in our securities involves a high degree of risk. See the discussion under the heading “Risk Factors” on page 2 of this prospectus.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.
This prospectus is dated November 30, 2006.

     You should rely only on the information contained in this prospectus, including the financial statements and other information incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus or the date of the documents incorporated by reference in this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PROSPECTUS SUMMARY
          This summary highlights key aspects of the information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus and the documents incorporated by reference into this prospectus carefully.
          References to “we,” “us,” “our,” and “our company” and “VIASPACE” refer to VIASPACE Inc., a Nevada corporation.
The Company
          We work to transform proven space and defense technologies from NASA and the U.S. Department of Defense into innovative products that address homeland security and public safety issues, supply chain management and asset tracking concerns and deficiencies in delivering longer-lasting portable power to laptops, cell phones, and other electronic devices. We are developing these technologies into hardware and software products that we believe have the potential to fulfill high-growth market needs and solve today’s complex problems. We have licensed patents and software technology from California Institute of Technology (Caltech), which manages Jet Propulsion Laboratory (JPL) for NASA. This technology was developed by scientists and engineers at JPL over the last decade and was funded by NASA and the Department of Defense. We plan to leverage this large government R&D investment, made originally for space and defense applications, into commercial products.
          We operate through our ownership in subsidiaries Direct Methanol Fuel Cell Corporation (DMFCC), Arroyo Sciences, Inc. (ASI), and Ionfinity LLC (Ionfinity). As of September 30, 2006, we held a 71.4% ownership interest in DMFCC, a 100% ownership interest in ASI and a 46.3% ownership interest in Ionfinity. We also own 73.9% of eCARmerce Inc. (eCARmerce), an inactive company that holds patents in the areas of interactive radio technology and own 100% of Concentric Water Technology LLC (Concentric Water). On January 19, 2006, we exercised an existing option with Caltech and University of Southern California (USC) whereby we issued to Caltech and USC common shares in DMFCC in exchange for licenses to fuel cell technology patents. On May 15, 2006, DMFCC exercised an existing option it had with Caltech whereby the Company issued to Caltech common shares in DMFCC in exchange for licenses to approximately three issued and six pending fuel cell technology patents. As of September 30, 2006, DMFCC has licenses to approximately 56 issued patents and 62 pending fuel cell technology patents. We may also pursue future opportunities based on technologies licensed from Caltech and other organizations. Our web site is www.VIASPACE.com. The information contained on our web site is not included in or incorporated by reference into this prospectus.
          We are the successor organization to ViaSpace Technologies LLC, a Delaware limited liability company that was founded in July 1998. On June 22, 2005, ViaSpace Technologies LLC was merged with and into Global-Wide Publication Ltd., a Nevada corporation incorporated on July 14, 2003. As part of the transaction, we changed the name of the surviving entity, Global-Wide Publication Ltd., to our present name, VIASPACE Inc.
          Upon the closing of the merger, pursuant to an acquisition agreement dated May 19, 2005, we sold all of our interest in Marco Polo World News Inc., a British Columbia, Canada corporation that was engaged in the production and distribution of an ethnic bilingual (English/Italian) weekly newspaper called “Marco Polo,” to Rino Vultaggio, a former director and officer of the company. As of June 22, 2005, we no longer have any active operations in the newspaper publication business.
This Offering
          On August 16, 2005, we entered into a two-year consulting agreement with Synthetic/A/(America) Ltd. pursuant to which Synthetic/A provides us with various consulting and advisory services relating to capital market goals, strategic business planning, financial controls, regulatory compliance, revenue generation and business development. As part of the consideration for such services, we issued Synthetic/A warrants to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $4.00 per share.
          On November 2, 2006, we entered into a securities purchase agreement with Cornell Capital Partners, LP pursuant to which we agreed to issue and sell to Cornell up to $3,800,000 principal amount of secured convertible debentures in three tranches. The first debenture, in the principal amount of $1,500,000, was issued on November 3, 2006 (we received $1,207,000 net of transaction costs), the second debenture, in the principal amount of $1,200,000, will be issued on the date that the registration statement of which this prospectus is a part is filed and the third debenture, in the principal amount of $1,100,000, will be issued when such registration statement is declared effective. In addition, Cornell has an over-allotment option to purchase additional secured convertible debentures in the aggregate principal amount of up to $2,850,000 during the one-year period following the effectiveness of the registration statement.

          Each debenture accrues interest at a rate of 10% per annum and the principal and interest on the debentures are due and payable, if not converted, five years from their dates of issuance. The outstanding principal amount of the debentures is convertible into shares of our common stock at Cornell’s option at a conversion price of $0.60 per share.
          In connection with the securities purchase agreement, we also issued to Cornell (1) a five-year warrant to purchase 1,500,000 shares of our common stock at an exercise price of $0.50 per share; (2) a five-year warrant to purchase 2,000,000 shares of our common stock for a period of five years at an exercise price of $0.60 per share; (3) a warrant to purchase 885,000 shares of our common stock for a period of five years at an exercise price of $0.75 per share; (4) a warrant to purchase 790,000 shares of our common stock for a period of five years at an exercise price of $0.95 per share; and (5) a warrant to purchase 600,000 shares of our common stock for a period of five years at an exercise price of $1.15 per share.
          Concurrently with the securities purchase agreement described above, on November 2, 2006, we entered into a standby equity distribution agreement with Cornell, under which Cornell has committed to provide us with up to $20,000,000 in equity financing over 36 months. Each advance under the agreement will be for up to a maximum amount of $1,000,000, and there must be at least five trading days between each advance. Our access to the equity financing is subject to us having an effective re-sale registration statement on file with the SEC for the securities underlying the amount to be drawn.
          Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the sale of common stock under the standby equity distribution agreement. Cornell will pay us 97% of, or a 3% discount to, the lowest daily volume weighted average price of our common stock during the five consecutive trading day period immediately following the date that we send an advance notice to Cornell. Cornell received a one-time payment of $690,000 in the form of 850,592 shares of our common stock and will retain 5% of the proceeds received by us under the agreement in respect of commitment fees. In addition, Cornell received a one-time payment of $10,000 and Yorkville Advisors, LLC will receive $500 in connection with each advance under the standby equity distribution agreement in respect of structuring fees. The 3% discount, the commitment fees and the structuring fees are underwriting discounts.
          We have engaged Newbridge Securities Corporation, a registered broker-dealer, to act as our placement agent in connection with the standby equity distribution agreement. We have also issued 12,327 shares of common stock to Newbridge as compensation for its services.
          In consideration for certain brokerage services provided by it in connection with our November 2, 2006 private placements, we agreed to issue to Gilford Securities, Inc. warrants to purchase a total of up to 506,666 shares of our common stock at $0.60 per share, of which a warrant to purchase 200,000 shares was issued in connection with the first secured convertible debenture to Cornell on November 3, 2006, a second warrant to purchase 160,000 shares will be issued in connection with the issuance of the second debenture to Cornell and the third warrant to purchase 146,666 shares will be issued in connection with the issuance of the third debenture to Cornell.
          This registration statement covers the resale of up to (1) 1,000,000 shares of our common stock issued to Synthetic/A/(America) Ltd., (2) 16,858,333 shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants issued and issuable to Cornell Capital Partners, LP in connection with the November 2, 2006 securities purchase agreement, (3) 506,666 shares of common stock issuable upon exercise of the warrants issued and to be issued to Gilford Securities, Inc. in connection with our November 2, 2006 securities purchase agreement, (4) up to 45,482,110 shares of common stock issuable pursuant to the November 2, 2006 standby equity distribution agreement with Cornell, and (5) 850,592 shares of common stock issued to Cornell and 12,327 shares of common stock issued to Newbridge Securities Corporation in connection with the closing of the standby equity distribution agreement.
RISK FACTORS
          In addition to the risk factors we incorporate by reference in this prospectus from our annual report on Form 10-KSB and other documents we file pursuant to the Securities Exchange Act of 1934, we include the following risk factors relating to this offering. The following risk factors, including the risk factors incorporated by reference, should be carefully considered in evaluating our company and our business. Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. We also caution you that this prospectus includes forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. Future events and circumstances and our actual results could differ materially from those projected in any forward-looking statements. You should carefully consider the risks described below, the other information in this prospectus, the documents incorporated by reference herein and the risk factors discussed in our other filings with the SEC when evaluating our company and our business. The risks and uncertainties described below and incorporated by reference herein are not the only ones we face. Additional risks and uncertainties not presently known by us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or part of the money paid to buy our common stock.
Risks related to the Secured Convertible Debentures and Warrants
The secured convertible debentures and warrants may have an adverse impact on the market value of our common stock.
          The sale of stock issuable upon conversion of the secured convertible debentures and upon exercise of the warrants issued or issuable in connection with our November 2, 2006 private placements, or even the possibility of their sale, may adversely affect the trading market for our common stock and adversely affect the prevailing market price of our common stock.
          The existence of rights under such debentures and warrants to acquire our common stock at fixed prices may prove a hindrance to our efforts to raise future equity and debt funding, and the exercise of such rights will dilute the percentage ownership interest of our stockholders and may dilute the value of their ownership.
The secured convertible debentures may adversely affect our financial flexibility.
          The secured convertible debentures issued and issuable in connection with our November 2, 2006 securities purchase agreement impose a significant debt burden on us that could have adverse consequences on our business. The amount of the debentures could adversely affect us in a number of ways, including the following:
•	we may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

•	debt-service requirements could reduce the amount of cash we have available for other purposes;

•	we may be restricted in our ability to make strategic acquisitions and to exploit business opportunities; and

•	we may be required to make cash payments under the terms of the debenture that would reduce the amount of cash we have available for other purposes.
          Our ability to make payments of principal and interest on our debt, whether in cash or shares of our common stock, depends upon our future performance, general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control. If we are not able to make these payments with shares of our common stock or generate sufficient cash flow from operations in the future to service our debt we may be required, among other things:
•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our debt; or

•	to sell assets.
          These measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.
The secured convertible debentures and warrants may adversely affect our operational flexibility.
          The terms of the November 2006 private placement impose restrictions on us that may affect our ability to successfully operate our business. The transaction documents contain a number of covenants that may restrict our ability to operate, including, among other things, covenants that restrict our ability:
•	to incur additional indebtedness;

•	to pay dividends on our capital stock (except for our preferred stock);

•	to redeem or repurchase our common stock;

•	to issue shares of common stock, or securities convertible into common stock;

•	to use our assets as security in other transactions;

•	to create liens on our assets; and

•	to enter into certain transactions with affiliates.
          Further, the debentures limit our ability to enter into change of control transactions by providing that any such transaction could constitute an event of default with respect to the debentures. An event of default could result in acceleration of our indebtedness and permit the investor to foreclose on our assets. If we issue the additional debentures as contemplated by the transaction documents, the related risks that we face would intensify.
Risks related to the Standby Equity Distribution Agreement
Existing stockholders will experience significant dilution from our sale of shares under the standby equity distribution agreement.
          The sale of shares pursuant to the standby equity distribution agreement will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline significantly. In addition, for any particular advance, we will need to issue a greater number of shares of common stock under the standby equity distribution agreement as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.
The investor under the standby equity distribution agreement will pay less than the then-prevailing market price of our common stock
          The common stock to be issued under the standby equity distribution agreement will be issued at 97% of the lowest daily volume weighted average price of our common stock during the five consecutive trading days immediately following the date we send an advance notice to the investor. These discounted sales could cause the price of our common stock to decline.
The sale of our stock under the standby equity distribution agreement could encourage short sales by third parties, which could contribute to the further decline of our stock price.
          The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the standby equity distribution agreement could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.
Our common stock has been relatively thinly traded and we cannot predict the extent to which a trading market will develop.
          Our common stock is traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for our common stock will develop or be sustained after this offering.
We may not be able to access sufficient funds under the standby equity distribution agreement when needed.
          We are dependent on external financing to fund our operations. No assurances can be given that funds will be available in sufficient amounts or at all when needed. Our ability to raise funds under the standby equity distribution agreement is limited by a number of factors, including the fact that the amount of each advance is subject to a maximum advance amount of $1,000,000, we may not submit any request for an advance within five trading days of a prior request, we may have concerns about the impact of an advance on the stock price, and we may not be able to use the facility because we are in possession of material nonpublic information.
We may be limited in the amount we can raise under the standby equity distribution agreement because of concerns about selling more shares into the market than the market can absorb without a significant price adjustment.

          We will want to avoid placing more shares into the market than the market’s ability to absorb without a significant downward pressure on the price of our common stock. This potential adverse impact on the stock price may limit our willingness to use the standby equity distribution agreement. Until there is a greater trading volume, it seems unlikely that we will be able to access the maximum amount we can draw without an adverse impact on the stock price.
We will not be able to use the standby equity distribution agreement when we are in possession of material nonpublic information.
          Whenever we are issuing shares to Cornell Capital Partners, LP, we will be deemed to be involved in an indirect primary offering. We cannot engage in any offering of securities without disclosing all information that may be material to an investor in making an investment decision. Accordingly, we may be required to either disclose such information in a registration statement or refrain from using the facility.
We will not be able to use the standby equity distribution agreement if the shares to be issued in connection with an advance would result in Cornell Capital Partners, LP owning more than 9.9% of our outstanding common stock.
          Under the terms of the standby equity distribution agreement, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners, LP and its affiliates owning more than 9.9% of our outstanding common stock. As of November 22, 2006, Cornell’s beneficial ownership of our common stock was 4.99% taking into consideration the 4.99% ownership limitation contained in the secured convertible debentures and warrants issued and issuable under the November 2, 2006 securities purchase agreement. We will be permitted to make limited draws on the standby equity distribution agreement so long as Cornell’s beneficial ownership of our common stock (taking into account such 4.99% ownership limitation) remains lower than 9.9%. A possibility exists that Cornell and its affiliates may own more than 9.9% of our outstanding common stock (whether through open market purchases, retention of shares issued under the standby equity distribution agreement, or otherwise) at a time when we would otherwise plan to obtain an advance under the standby equity distribution agreement.
Cornell Capital Partners, LP may sell shares of our common stock after we deliver an advance notice during the pricing period, which could cause our stock price to decline.
          Cornell Capital Partners, LP is deemed to beneficially own the shares of common stock corresponding to a particular advance on the date that we deliver an advance notice to Cornell, which is prior to the date the shares are delivered to Cornell. Cornell may sell such shares any time after we deliver an advance notice. Accordingly, Cornell may sell such shares during the pricing period. Such sales may cause our stock price to decline and if so would result in a lower volume weighted average price during the pricing period, which would result in us having to issue a larger number of shares of common stock to Cornell in respect of the advance.
The standby equity distribution agreement will restrict our ability to engage in alternative financings.
          Because of the structure of standby equity distribution transactions, we will be deemed to be involved in a near continuous indirect primary public offering of its securities. As long as we are deemed to be engaged in a public offering, our ability to engage in a private placement will be limited because of integration concerns.
The pricing is relatively expensive if only a small part of the facility is ever used.
          We have has not decided how much of the commitment amount under the standby equity distribution agreement we will use. The pricing ($10,000 structuring fee, 850,592 shares of common stock issued to the investor plus 12,327 shares to the placement agent, 5% discount plus $500 to the investor on each advance) is relatively expensive if only a small part of the facility is ever used.
Private equity lines are relatively new concepts and it is not clear how the courts and the SEC will treat them.
          Private equity lines of credit are relatively recent creations and differ in significant ways from traditional PIPE financing transactions. The staff of the SEC’s Division of Corporation Finance has taken the position that, as long as certain criteria are met, the staff will not recommend enforcement action with respect to the private equity lines of credit or the related “resale” registration statement. It should be noted however, that the staff’s position, although significant, is not a definitive interpretation of the law and is not binding on courts. Accordingly, there is a risk that a court may find this type of financing arrangement, or the manner in which it is implemented, to violate securities laws.

FORWARD-LOOKING STATEMENTS
          This prospectus contains “forward-looking statements” and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project”, “should” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercially viability of our products and offerings; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
USE OF PROCEEDS
          We will not receive any of the proceeds from the sale of the shares by the selling security holders, nor will any of the proceeds be available for our use or otherwise for our benefit. All proceeds from the sale of the shares will be for the account of the selling security holders. We will, however, receive proceeds from the sale of common stock to Cornell Capital Partners, LP under our November 2, 2006 standby equity distribution agreement, and the issuance of the secured convertible debentures under the securities purchase agreement, and we may receive proceeds from the exercise of the warrants issued to Cornell and Gilford Securities, Inc. under the securities purchase agreement unless the warrants are exercised via “net exercise.”
SELLING SECURITY HOLDERS
          On November 2, 2006, we entered into a securities purchase agreement with Cornell Capital Partners, LP pursuant to which we issued to Cornell a secured convertible debenture in the principal amount of $1,500,000 and five-year warrants to purchase a total of 5,775,000 shares of our common stock. Gilford Securities, Inc. provided brokerage services in connection with this private placement and as part of the consideration for such services we issued it five-year warrants to purchase a total of 200,000 shares of our common stock. The securities purchase agreement provides that, upon the satisfaction of certain conditions precedent, we will sell Cornell additional secured convertible debentures in an aggregate principal amount of $2,300,000 and issue to Gilford additional warrants to purchase a total of 306,666 shares of our common stock. In addition, Cornell has an over-allotment option under the agreement to purchase additional secured convertible debentures in an aggregate principal amount of $2,850,000 for a one-year period following the effectiveness of this registration statement. In connection with the issuance of these securities, we agreed to register the shares of our common stock issuable upon conversion of the debentures and exercise of the warrants issued and issuable to Cornell, and the shares of common stock issuable upon exercise of all of the warrants issued and issuable to Gilford.
          On November 2, 2006, we entered into a standby equity distribution agreement with Cornell Capital Partners, LP pursuant to which we issued 850,592 shares of our common stock and agreed to issue shares of common stock in consideration for advances from time to time by Cornell in an aggregate amount of up to $20,000,000. Newbridge Securities Corporation agreed to act as our exclusive placement agent in connection with this agreement and, in consideration for such services, we issued it 12,327 shares of our common stock. In connection with the transaction, we agreed to register the shares of our common stock issued to Cornell and Newbridge and the shares of common stock issuable to Cornell under the standby equity distribution agreement from time to time.
          On August 16, 2005, we entered into a two-year consulting agreement with Synthetic/A/(America) Ltd. pursuant to which Synthetic/A provides us with various consulting and advisory services relating to capital market goals, strategic business planning, financial controls, regulatory compliance, revenue generation and business development. As part of the consideration for such services, we issued Synthetic/A warrants to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $4.00 per share.

          With the exception of the selling security holders’ participation in our November 2, 2006 private placement and Synthetic/A/(America) Ltd.’s consulting and advisory relationship with us, none of the selling security holders has had any position, office, or other material relationship with us or our affiliates during the last three years.
          The following table sets forth the name of the selling security holders, the number of shares of common stock known to us to be beneficially owned by the selling security holders as of November 22, 2006 (based on the selling security holders’ representations regarding their ownership), and the number of shares of common stock being registered for sale. The term “selling security holders” includes the stockholders listed below and their respective transferees, assignees, pledgees, donees or other successors. We are unable to determine the exact number of shares that will actually be sold because the selling security holders may sell all or some of their shares, we are not aware of any agreements, arrangements or understandings with respect to the sale of any of the shares and the actual conversion price and amount of the debentures to be converted and the number of shares issuable in connection with the November 2, 2006 standby equity distribution agreement with Cornell are not known. The following table assumes that each of the selling security holders will sell all of the shares being offered for its account by this prospectus. The selling security holders may also offer less than the number of shares indicated.

	Number of Shares				Number of Shares to	Percentage of
	Owned Beneficially		Maximum Number of		be Owned After the	Ownership After the
NAME	Prior to the Offering		Shares to be Offered		Offering	Offering
Cornell Capital Partners, LP (1)	14,596,359	(2)	63,191,035	(3)	0	*
Gilford Securities, Inc.	506,666	(4)	506,666	(4)	0	*
Newbridge Securities Corporation (5)	12,327	(6)	12,327	(6)	0	*
Synthetic/A/(America) Ltd.	1,000,000	(7)	1,000,000	(7)	0	*
TOTAL	19,227,918		64,710,028		0	*

*	Less than 1%

(1)	Mark Angelo has investment discretion over securities held by Cornell Capital Partners, LP.

(2)	Includes 13,745,767 shares of our common stock issuable upon (i) conversion of the secured convertible debentures in the aggregate principal amount of $3,800,000 we agreed to issue under the November 2, 2006 securities purchase agreement, (ii) exercise of the five-year warrants to purchase a total of 5,775,000 shares of our common stock issued under the November 2, 2006 securities purchase agreement, and (iii) conversion of the secured convertible debentures in the aggregate principal amount of $2,850,000 issuable pursuant to Cornell’s over-allotment option under the November 2, 2006 securities purchase agreement. Also includes 850,592 shares of common stock issued under the November 2, 2006 standby equity distribution agreement.

Subject to certain adjustments, the debentures are convertible into shares of our common stock at a conversion price equal to $0.60 per share. The warrants provide for the purchase of 1,500,000 shares of our common stock at an exercise price of $0.50 per share, 2,000,000 shares of our common stock at an exercise price of $0.60 per share, 885,000 shares of our common stock at an exercise price of $0.75 per share, 790,000 shares of our common stock at an exercise price of $0.95 per share, and 600,000 shares of our common stock at an exercise price of $1.15 per share.

The terms of the secured convertible debenture and the warrants generally prevent Cornell from converting the debenture or exercising the warrants, as the case may be, to the extent the conversion or exercise would result in Cornell beneficially owning more than 4.99% of the outstanding shares of our common stock. Accordingly, Cornell’s beneficial ownership reflected above excludes such additional shares of our common stock that may be issued upon conversion of the debentures or exercise of the warrants. It also excludes shares of our common stock that may be issuable pursuant to the standby equity distribution agreement.

(3)	Includes 16,858,333 shares of our common stock issuable upon (i) conversion of the secured convertible debentures in the aggregate principal amount of $3,800,000 we agreed to issue under the November 2, 2006 securities purchase agreement, (ii) exercise of the five-year warrants to purchase a total of 5,775,000 shares of our common stock issued under the November 2, 2006 securities purchase agreement, and (iii) conversion of the secured convertible debentures in the aggregate principal amount of $2,850,000 issuable pursuant to Cornell’s over-allotment option under the November 2, 2006 securities purchase agreement. Also includes 850,592 shares of common stock issued and up to 45,482,110 shares of common stock issuable under the November 2, 2006 standby equity distribution agreement. The 45,482,110 shares of common stock represents 150% of the number of shares that would be issuable under the standby equity distribution agreement based on the market price of our common stock as of November 27, 2006.

Each advance under the standby equity distribution agreement with Cornell will be a sale by us to Cornell of newly-issued shares of common stock. The number of shares to be sold to Cornell will be determined by dividing the advance amount by 97% of the market price for our stock as defined in the agreement. Accordingly, the number of shares of our common stock that may be issued in connection with the standby equity distribution agreement is not presently fixed.

(4)	Includes 200,000 shares of common stock issuable upon exercise of a warrant issued in connection with our November 2, 2006 private placements, 160,000 shares of common stock issuable upon exercise of a warrant to be issued upon filing of the registration statement of which this prospectus is a part, and 146,666 shares of common stock issuable upon exercise of a warrant to be issued upon the effectiveness of such registration statement. The exercise price for the warrants is $0.60 per share.

(5)	Guy Amico has investment discretion over securities held by Newbridge Securities Corporation.

(6)	Includes 12,327 shares of common stock issued in connection with our November 2, 2006 standby equity distribution agreement.

(7)	Includes 1,000,000 shares of common stock issuable upon exercise of warrants issued in connection with our August 16, 2005 consulting agreement with Synthetic/A. The warrants may be exercised at a price of $4.00 per share.
DESCRIPTION OF CAPITAL STOCK
General
          We are authorized by our articles of incorporation, as amended, to issue an aggregate of 800,000,000 shares of our common stock, par value $.001 per share, and an aggregate of 10,000,000 shares of our preferred stock, par value $.001 per share. The following summary is qualified in its entirety by reference to our articles of incorporation, as amended, which is filed as an exhibit to the registration statement of which this prospectus is a part.
Common Stock
          As of November 21, 2006, an aggregate of 292,512,205 shares of our common stock were issued and outstanding, and were held of record by 33 stockholders. The shares of our common stock currently outstanding are validly issued, fully paid, and nonassessable.
          Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation. The lack of cumulative voting rights could delay, defer or prevent a change in control of the company.
          Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.
Preferred Stock
          As of November 21, 2006, we have not issued any shares of preferred stock. Our articles of incorporation and bylaws do not stipulate any material rights of preferred stockholders such as preferences over common stock in the event of liquidation, dissolution or winding up of the company. We will amend our articles of incorporation to include details of such rights if we decide to issue preferred stock in the future and if we decide to give the preferred stock any preferential rights.

Secured Convertible Debentures
          On November 2, 2006, we entered into a securities purchase agreement with an institutional investor of a secured convertible debenture in the principal amount of $1,500,000. Upon filing of the registration statement of which this prospectus is a part, the terms of the securities purchase agreement provide that we will sell to the investor a second secured convertible debenture in the principal amount of $1,200,000. Upon the effectiveness of such registration statement, we will sell to the investor a third secured convertible debenture in the principal amount of $1,100,000. Upon the effectiveness of such registration statement, the investor has an over-allotment option for a period of one year to purchase additional secured convertible debentures in an aggregate principal amount of $2,850,000.
          Each of these debentures has a maturity of five years, an interest rate of 10% per annum, and is convertible at the option of the holder into shares of our common stock at a conversion price equal to $0.60 per share (subject to adjustment as set forth below). Interest is payable at maturity, and we may elect to pay the interest amount in cash or shares of our common stock.
          We have the right to redeem all or any portion of the principal amount of the debentures in cash at any time upon not less than four business days notice if the closing price of our stock is less than $0.60 per share. Such optional redemption will, however, require us to pay a 10% prepayment premium.
          Beginning with the earlier of the first of the month following the month in which the registration statement referenced above is first declared effective or May 2, 2007, and continuing monthly for 13 months thereafter, we must redeem in equal cash installments, the entire principal amount of each debenture together with an amount of accrued and unpaid interest based upon interest due over the life of the debenture. The holder has a one time right to require us to increase a mandatory redemption payment to an amount up to $750,000 for each debenture upon 20 days’ notice, provided that the volume weighted average price of our common stock is greater than or equal to the conversion price with at least 1,250,000 shares of our common stock traded per day for at least 20 consecutive trading days. The holder may also suspend our obligation to make such mandatory redemptions. In addition to its mandatory redemption rights, on the three year anniversary of each debenture, the holder has a right to accelerate the payment of amounts due under the debenture.
          The holder cannot make any conversions if it would result in beneficial ownership of more than 4.99% of our outstanding common stock (though this provision can be waived by the holder upon 65 days prior notice). Under certain circumstances, the holder is entitled to have the conversion price adjusted to correspond to common stockholders’ rights to any stock dividend, stock split, stock combination or reclassification of shares. The conversion price is also subject to a full ratchet adjustment if we issue shares (apart from certain excluded issuances) of our capital stock at an effective price of less than the conversion price.
          The terms of the November 2, 2006 private placement impose restrictions on our ability to operate our business. The transaction documents include, among other things, covenants that restrict our ability to incur additional indebtedness, to pay dividends on our capital stock, to redeem or repurchase our common stock, to issue shares of common stock, or securities convertible into common stock, to use our assets as security in other transactions, to create liens on our assets and to enter into certain transactions with affiliates. Further, the debentures limit our ability to enter into change of control transactions by providing that any such transaction could constitute an event of default with respect to the debenture. An event of default could result in acceleration of our indebtedness and permit the investor to foreclose on our assets.
          Upon any liquidation, dissolution or winding up of our company, the holder of the debenture will be entitled to receive the principal amount of the debenture, together with accrued and unpaid interest, prior to any payment to the holders of our common and preferred stock.
Limitation on Liability
          Our articles of incorporation provide that a director or officer of our company shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:
•	for acts or omissions which involve intentional misconduct, fraud or knowing violation of the law; or

•	for payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.
          Any repeal or modification of these provisions of our articles of incorporation will be prospective only, and will not adversely affect any limitation on the personal liability of a director or officer of the company for any acts or omissions prior to such repeal or modification.

          Our bylaws provide that we will indemnify each of our directors, our secretary and any assistant secretary of the company for costs, charges and expenses incurred by them by reason of their being or having been a director, secretary or assistant secretary, as the case may be, of the company. Our bylaws also provide that our board of directors may cause us to indemnify an officer or agent of the company for costs, charges and expenses incurred by any of them by reason of their being or having been an officer or agent, as the case may be, of the company.
          We maintain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.
Change of Control Provisions
          Neither our articles of incorporation nor bylaws currently contain any provision that would delay, defer, or prevent a change in control of the company.
Nevada State Law
          Sections 78.378–78.3793 of the Nevada Revised Statutes restrict the acquisition of a controlling interest in a Nevada corporation that does business in Nevada (directly or through an affiliated corporation) and that has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada. While we have not opted out of these provisions of the Nevada Revised Statutes, we do not satisfy the foregoing criteria and, accordingly, these provisions are presently inapplicable to us. These provisions may, however, apply to us in the future.
          For purposes of these provisions, a controlling interest is defined as ownership of a corporation’s common stock sufficient to enable a person directly or indirectly and individually or in association with others to exercise voting power over at least one-fifth but less than one-third of the common stock, or at least one-third but less than a majority of the common stock, or a majority or more of the common stock. The effect of these provisions of the Nevada Revised Statutes is that the acquiring person and those acting in association with the acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the remaining stockholders of the corporation. If the control shares are not accorded full voting rights, under certain circumstances a corporation may call for redemption of all the control shares at the average price paid for the control shares. If the control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.
          Sections 78.411–78.444 of the Nevada Revised Statutes do apply to us. These provisions generally prohibit any business combination involving a corporation and an interested stockholder (a person that beneficially owns 10% or more of the common stock of the corporation) (A) within three years after the date (the “Acquisition Date” ) the interested stockholder became an interested stockholder, unless, prior to such date of acquisition, the corporation’s board of directors had approved the combination or the purchase of shares resulting in the interested stockholder becoming an interested stockholder; or (B) unless three years have elapsed since the Acquisition Date and the combination has been approved by the holders of a majority of the common stock not owned by the Interested Stockholder and its affiliates and associates; or (C) unless the holders of common stock will receive in such combination, cash and/or property having a fair market value equal to the higher of (a) the market value per share of common stock on the date of announcement of the combination or the Acquisition Date, whichever is higher, plus interest compounded annually through the date of consummation of the combination less the aggregate amount of any cash dividends and the market value of other dividends, or (b) the highest price per share paid by the interested stockholder for shares of common stock acquired at a time when he owned 5% or more of the outstanding shares of common stock and which acquisition occurred at any time within three years before the date of announcement of the combination or the Acquisition Date, whichever results in the higher price, plus interest compounded annually from the earliest date on which such highest price per share was paid less the aggregate amount of any cash dividends and the market value of other dividends.
          For purposes of these provisions, a “business combination” is generally defined to include (A) any merger or consolidation of a corporation or a subsidiary with or into an interested stockholder or an affiliate or associate; (B) the sale, lease or other disposition by a corporation to an interested stockholder or an affiliate or associate of assets of that corporation representing 5% or more of the value of its assets on a consolidated basis or 10% or more of its earning power or net income; (C) the issuance by a corporation of any of its securities to an interested stockholder or an affiliate or associate having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of that corporation; (D) the adoption of any plan to liquidate or dissolve a corporation proposed by or under an agreement with the interested stockholder or an affiliate or associate; (E) any receipt by the interested stockholder or an affiliate, except proportionately as a stockholder, of any loan, advance, guarantee, pledge or other financial assistance or tax credit or other tax advantage; and

(F) any recapitalization or reclassification of securities or other transaction that would increase the proportionate shares of outstanding securities owned by the interested stockholder or an affiliate.
PLAN OF DISTRIBUTION
          The selling security holders have advised us that they may sell or distribute their shares of our common stock directly to purchasers as principals or indirectly through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the Over-the-Counter Bulletin Board or (ii) in transactions, otherwise than on the Over-the-Counter Bulletin Board, in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling security holders or by agreement between the selling security holders and underwriters, brokers, dealers or agents, or purchasers. If the selling security holders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).
          Cornell Capital Partners, LP is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock issuable under our November 2, 2006 standby equity distribution agreement. Cornell will pay us 97% of, or a 3% discount to, the lowest daily volume weighted average price of our common stock during the five consecutive trading day period immediately following the date we notify Cornell that we send an advance notice to Cornell. Cornell received a one-time payment of $690,000 in the form of 850,592 shares of our common stock and will retain 5% of the proceeds received by us under the agreement in respect of commitment fees. In addition, Cornell received a one-time payment of $10,000 and Yorkville Advisors, LLC will receive $500 in connection with each advance under the standby equity distribution agreement in respect of structuring fees. The 3% discount, the commitment fees and the structuring fees are underwriting discounts.
          In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to act as placement agent in connection with the standby equity distribution agreement. We paid Newbridge a fee of $10,000 in the form of 12,327 shares of our common stock on November 2, 2006 for its services under a placement agent agreement.
          Cornell Capital Partners, LP was formed in February 2000 as a Delaware limited partnership. Cornell is a domestic hedge fund in the business of investing in and financing public companies. Cornell does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.
          Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling security holders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling security holders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
          We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling security holders to pay these expenses. We have agreed to indemnify Cornell Capital Partners, LP and its controlling persons against certain liabilities. We estimate that the expenses of the offering to be borne by us will be approximately $52,208, in addition to the retention of 5% of the gross proceeds received under the standby equity distribution agreement and the $500 structuring fee payable to Yorkville Advisors, LLC in connection with each advance. We will not receive any proceeds from the sale of any of the shares of common stock by the selling security holders. We will, however, receive proceeds from the sale of common stock to Cornell under the standby equity distribution agreement, and the issuance of the secured convertible debentures under the securities purchase agreement, and we may receive proceeds from the exercise of the warrants issued to Cornell and Gilford Securities, Inc. under the securities purchase agreement unless the warrants are exercised via “net exercise.” We plan to use all such proceeds for general working capital purposes. See “Use of Proceeds.”

          The selling security holders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including Regulation M. Under Regulation M, the selling security holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling security holders are distributing shares covered by this prospectus. Pursuant to the requirements of Item 512 of Regulation S-B and as stated in Part II of this Registration Statement, we must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.
          If Cornell Capital Partners, LP holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the standby equity distribution agreement. A possibility exists that Cornell may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to request an advance under the standby equity distribution agreement.
LEGAL MATTERS
     Cane Clark LLP has provided us with an opinion as to the validity of the shares of common stock offered by this prospectus.
EXPERTS
          The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 have been so incorporated in reliance on the reports of Singer Lewak Greenbaum & Goldstein and of Jaspers + Hall, PC, independent registered public accounting firms, to the extent and for the periods indicated in their report appearing in the Annual Report on Form 10-KSB incorporated by reference herein to this prospectus, given on the authority of said firms as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed with the SEC a registration statement (including the exhibits, schedules and amendments to the registration statement) under the Securities Act for the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the shares of common stock offered by this prospectus, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete and, where the contract, agreement or other document is an exhibit to the registration statement, each statement is qualified in all respects by the provisions of the exhibit, to which reference is now made.
          We file annual, quarterly and current reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information concerning us can be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. We maintain a website with the address www.viaspace.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
          The SEC allows us to incorporate by reference in this prospectus the information we file with them, which means that we can disclose important information to you by referring you to the documents we have filed with the SEC. Any information in documents incorporated by reference into this prospectus is considered part of this prospectus. We incorporate by reference the documents listed below which have been filed or will be filed, as the case may be, with the SEC:
•	our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2005, as amended by Amendment No. 1 to our Annual Report on Form 10-KSB/A for our fiscal year ended December 31, 2005;

•	our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	our Current Reports on Form 8-K filed on January 11, 2006, January 23, 2006, January 25, 2006, January 26, 2006, February 16, 2006, February 17, 2006, February 17, 2006, February 22, 2006, March 14, 2006, March 17, 2006, March 22, 2006, March 22, 2006, March 23, 2006, March 24, 2006, March 27, 2006, March 28, 2006, April 3, 2006, April 4, 2006, April 6, 2006, April 10, 2006, April 13, 2006, April 20, 2006, April 27, 2006, May 1,

2006, May 3, 2006, May 4, 2006, May 15, 2006, May 17, 2006, May 22, 2006, May 23, 2006, June 13, 2006, June 19, 2006, June 27, 2006, June 29, 2006, July 17, 2006, July 28, 2006, August 1, 2006, August 9, 2006, August 14, 2006, August 15, 2006, August 21, 2006, August 23, 2006, August 29, 2006, August 31, 2006, September 12, 2006, October 3, 2006, October 4, 2006, October 10, 2006, October 11, 2006, October 17, 2006, October 17, 2006, October 19, 2006, October 23, 2006, October 26, 2006, October 31, 2006, November 3, 2006, November 6, 2006, November 8, 2006, November 13, 2006, November 16, 2006, November 20, 2006, November 27 and November 30, 2006; and

•	all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.
          Any statement contained in a document incorporated by reference into this prospectus will be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.
          We will provide to you without charge, upon receipt of your written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are not specifically incorporated by reference into such documents. You should direct written or telephone requests to Dr. Carl Kukkonen, 171 North Altadena Drive, Suite 101, Pasadena, CA 91107, telephone (626) 768-3360.
MATERIAL CHANGES
          There have been no material changes in our affairs since December 31, 2005 that have not been described in our Annual Report on Form 10-KSB for the fiscal year then ended, as amended by Amendment No. 1 thereto, our Quarterly Reports on Form 10-QSB, or our Current Reports on Form 8-K.

64,710,028 SHARES OF COMMON STOCK
VIASPACE INC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
          We have agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the selling security holders. The following is an itemization of all expenses (subject to future contingencies) we incurred or are expected to incur in connection with the issuance and distribution of the shares being offered hereby (other than underwriting discounts and commissions):

Securities and Exchange Commission registration fee	$4,708

Printing and engraving expenses	$2,500	*

Accounting fees and expenses	$10,000	*

Legal fees and expenses	$30,000	*

Transfer agent and registrar fees and expenses	$2,000	*

Miscellaneous	$3,000	*

Total	$52,208	*

*	Represents an estimated amount of the expense.
Item 15. Indemnification of Directors and Officers.
          Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.
          Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation. That is not the case with our articles of incorporation which exclude directors from immunity in situations that include:
1.	a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.
          Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law, provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers, and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:
1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our board of directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

4.	such indemnification is required to be made pursuant to the bylaws.
          In addition, we have indemnified individual directors and officers under individual contract, provided, that we shall not be liable to any director or officer for any claim made against that person:
1.	for which payment is made to that person under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

2.	based upon or attributable to the director or officer gaining in fact any personal profit or advantage that he was not legally entitled to;

3.	for an accounting of profits made from the purchase or sale by the director or officer of securities of the Registrant within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law; or

4.	brought about or contributed to by the dishonesty of the director or officer seeking payment where final adjudication establishes that he committed (i) acts of active and deliberate dishonesty; or (ii) with actual dishonest purpose and intent which were material to the cause of action adjudicated.
          Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.
          Our bylaws also provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.
Item 16. Exhibits.
          The following is a list of exhibits filed as a part of this registration statement. Where so indicated by footnote, exhibits that were previously filed are incorporated herein by reference.

Exhibit
Number	Item
2.1	Share Purchase Agreement dated August 29, 2003 between Marco Polo World News Inc., Rino Vultaggio and Global-Wide Publication Ltd. (incorporated herein by reference to Exhibit 4.1 of our registration statement on Form SB-2 filed on November 21, 2003).

2.2	Agreement and Plan of Merger Among ViaSpace Technologies LLC, Robert Hoegler and Global-Wide Publication Ltd. dated June 15, 2005 (incorporated by reference to Exhibit 1.1 of our current report on Form 8-K filed on June 20, 2005).

2.3	Stock Option Agreement between Global-Wide Publication Ltd., ViaSpace Technologies LLC, and SNK Capital Trust dated June 15, 2005 (incorporated by reference to Exhibit 1.2 of our current report on Form 8-K filed on June 20, 2005).

2.4	Acquisition Agreement between Global-Wide Publication Ltd. and Rino Vultaggio dated May 19, 2005 (incorporated by reference to Exhibit 2.2 of our current report on Form 8-K filed on June 23, 2005).

2.5	Share Purchase Agreement between Global-Wide Publication Ltd. and Robert Hoegler dated May 19, 2005 (incorporated by reference to Exhibit 2.3 of our current report on Form 8-K filed on June 23, 2005).

5.1	Opinion of Cane Clark LLP*

10.1	Employment Agreement dated October 14, 2004 between Direct Methanol Fuel Cell Corporation and Dr. Carl Kukkonen (incorporated herein by reference to Exhibit 10.1 of our quarterly report on Form 10-QSB for the quarter ended June 30, 2005).

10.2	Consulting Agreement between VIASPACE Inc. and Synthetic/A/(America) Ltd., dated August 16, 2005 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on August 22, 2005).

10.3	Warrant No. 1 between VIASPACE Inc. and Synthetic/A/(America) Ltd., dated August 16, 2005 (incorporated by reference to Exhibit 10.2 of our current report on Form 8-K filed on August 22, 2005).

10.4	Warrant No. 2 between VIASPACE Inc. and Synthetic/A/(America) Ltd., dated August 16, 2005 (incorporated by reference to Exhibit 10.3 of our current report on Form 8-K filed on August 22, 2005).

Exhibit
Number	Item
10.5	Warrant No. 3 between VIASPACE Inc. and Synthetic/A/(America) Ltd., dated August 16, 2005 (incorporated by reference to Exhibit 10.4 of our current report on Form 8-K filed on August 22, 2005)

10.6	Direct Methanol Fuel Cell Corporation 2002 Stock Option/Stock Issuance Plan (incorporated herein by reference to Exhibit 10.1 of our quarterly report on Form 10-QSB for the quarter ended September 30, 2005).

10.7	VIASPACE Inc. 2005 Stock Incentive Plan dated October 20, 2005 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on October 26, 2005).

10.8	VIASPACE Inc. 2005 Non-Employee Director Option Plan dated October 20, 2005 (incorporated by reference to Exhibit 10.2 of our current report on Form 8-K filed on October 26, 2005).

10.9	VIASPACE Inc. 2006 Non-Employee Director Option Plan dated February 13, 2006 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on February 16, 2006).

10.10	Compensation Package for Outside Members of the Board of Directors of VIASPACE Inc. dated October 20, 2005 (incorporated by reference to Exhibit 10.3 of our current report on Form 8-K filed on October 26, 2005).

10.11	2006 Compensation Package for Outside Members of the Board of Directors of VIASPACE Inc. dated February 13, 2006 (incorporated by reference to Exhibit 10.2 of our current report on Form 8-K filed on February 16, 2006).

10.12	Stock Purchase Agreement between VIASPACE Inc. and California Institute of Technology dated October 20, 2005 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on October 26, 2005).

10.13	Confidential License Agreement By and Among University of Southern California, California Institute of Technology and Direct Methanol Fuel Cell Corporation dated January 19, 2006 (incorporated by reference to Exhibit 10.13 of our annual report on Form 10-KSB filed on March 31, 2006).

10.14	Confidential Non-Exclusive License Agreement By and Among University of Southern California, California Institute of Technology and Direct Methanol Fuel Cell Corporation dated January 19, 2006 (incorporated by reference to Exhibit 10.13 of our annual report on Form 10-KSB filed on March 31, 2006).

10.15	VIASPACE Inc. Amended Option Agreement with SNK Capital Trust dated March 21, 2006 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on March 22, 2006).

10.16	VIASPACE Inc. Stock Purchase Agreement with SNK Capital Trust dated March 21, 2006 (incorporated by reference Exhibit 10.2 of our current report on Form 8-K filed on March 22, 2006).

10.17	VIASPACE Inc. Stock Settlement Agreement dated March 21, 2006 with members of ViaSpace Technologies LLC dated March 21, 2006 (incorporated by reference to Exhibit 10.3 of our current report on Form 8-K filed on March 22, 2006).

10.18	Lease with Pasadena Business Park, LLC dated January 10, 2006, effective beginning May 1, 2006 (incorporated by reference to Exhibit 10.1 of our quarterly report on Form 10-QSB for the quarter ended June 30, 2006).

10.19	Consulting Agreement between VIASPACE Inc. and Denda Associates Co., Ltd. (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on November 6, 2006).

10.20	Securities Purchase Agreement dated November 2, 2006 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on November 8, 2006).

10.21	Investor Registration Rights Agreement (relating to the securities issued pursuant to the Securities Purchase Agreement) dated November 2, 2006 (incorporated by reference to Exhibit 10.2 of our current report on Form 8-K filed on November 8, 2006).

10.22	Security Agreement dated November 2, 2006 (incorporated by reference to Exhibit 10.3 of our current report on Form 8-K filed on November 8, 2006).

10.23	Form of Secured Convertible Debenture relating to the Securities Purchase Agreement (incorporated by reference to Exhibit 10.4 of our current report on Form 8-K filed on November 8, 2006).

10.24	Form of Common Stock Purchase Warrant relating to the Securities Purchase Agreement (incorporated by reference to Exhibit 10.5 of our current report on Form 8-K filed on November 8, 2006).

10.25	Standby Equity Distribution Agreement dated November 2, 2006 (incorporated by reference to Exhibit 10.6 of our current report on Form 8-K filed on November 8, 2006).

Exhibit
Number	Item
10.26	Registration Rights Agreement (relating to the securities to be issued pursuant to the Standby Equity Distribution Agreement) dated November 2, 2006 (incorporated by reference to Exhibit 10.7 of our current report on Form 8-K filed on November 8, 2006).

23.1	Consent of Singer Lewak Greenbaum & Goldstein, LLP.*

23.2	Consent of Jaspers + Hall, PC.*

23.3	Consent of Cane Clark LLP (included in Exhibit 5.1).*

24	Power of Attorney (see page II-7 of this Form S-3).*

*	Filed herewith
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) Include any additional or changed material information on the plan of distribution.
     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
     (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
          (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pasadena, State of California, on November 30, 2006.

VIASPACE INC.

By:	/s/ Stephen J. Muzi
Stephen J. Muzi
Chief Financial Officer
Power of Attorney
     We, the undersigned officers and directors of VIASPACE Inc., hereby severally constitute and appoint Carl Kukkonen and Stephen J. Muzi, or either of them individually, our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement and all documents in connection thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or they might or could do in person, hereby ratifying and confirming the said attorneys-in-fact and agents, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	CAPACITY	DATE
/s/ Carl Kukkonen
Carl Kukkonen	Director and Chief Executive Officer (Principal Executive Officer)	November 30, 2006

/s/ Stephen J. Muzi
Stephen J. Muzi	Chief Financial Officer (Principal Financial and Accounting Officer)	November 30, 2006

/s/ Amjad S. Abdallat
Amjad S. Abdallat	Director	November 30, 2006

/s/ Nobuyuki Denda
Nobuyuki Denda	Director	November 30, 2006

/s/ Angelina Galiteva
Angelina Galiteva	Director	November 30, 2006

/s/ Bernard P. Randolph
Bernard P. Randolph	Director	November 30, 2006

EXHIBIT INDEX

Exhibit
Number	Item
2.1	Share Purchase Agreement dated August 29, 2003 between Marco Polo World News Inc., Rino Vultaggio and Global-Wide Publication Ltd. (incorporated herein by reference to Exhibit 4.1 of our registration statement on Form SB-2 filed on November 21, 2003).

2.2	Agreement and Plan of Merger Among ViaSpace Technologies LLC, Robert Hoegler and Global-Wide Publication Ltd. dated June 15, 2005 (incorporated by reference to Exhibit 1.1 of our current report on Form 8-K filed on June 20, 2005).

2.3	Stock Option Agreement between Global-Wide Publication Ltd., ViaSpace Technologies LLC, and SNK Capital Trust dated June 15, 2005 (incorporated by reference to Exhibit 1.2 of our current report on Form 8-K filed on June 20, 2005).

2.4	Acquisition Agreement between Global-Wide Publication Ltd. and Rino Vultaggio dated May 19, 2005 (incorporated by reference to Exhibit 2.2 of our current report on Form 8-K filed on June 23, 2005).

2.5	Share Purchase Agreement between Global-Wide Publication Ltd. and Robert Hoegler dated May 19, 2005 (incorporated by reference to Exhibit 2.3 of our current report on Form 8-K filed on June 23, 2005).

5.1	Opinion of Cane Clark LLP*

10.1	Employment Agreement dated October 14, 2004 between Direct Methanol Fuel Cell Corporation and Dr. Carl Kukkonen (incorporated herein by reference to Exhibit 10.1 of our quarterly report on Form 10-QSB for the quarter ended June 30, 2005).

10.2	Consulting Agreement between VIASPACE Inc. and Synthetic/A/(America) Ltd., dated August 16, 2005 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on August 22, 2005).

10.3	Warrant No. 1 between VIASPACE Inc. and Synthetic/A/(America) Ltd., dated August 16, 2005 (incorporated by reference to Exhibit 10.2 of our current report on Form 8-K filed on August 22, 2005).

10.4	Warrant No. 2 between VIASPACE Inc. and Synthetic/A/(America) Ltd., dated August 16, 2005 (incorporated by reference to Exhibit 10.3 of our current report on Form 8-K filed on August 22, 2005).

10.5	Warrant No. 3 between VIASPACE Inc. and Synthetic/A/(America) Ltd., dated August 16, 2005 (incorporated by reference to Exhibit 10.4 of our current report on Form 8-K filed on August 22, 2005)

10.6	Direct Methanol Fuel Cell Corporation 2002 Stock Option/Stock Issuance Plan (incorporated herein by reference to Exhibit 10.1 of our quarterly report on Form 10-QSB for the quarter ended September 30, 2005).

10.7	VIASPACE Inc. 2005 Stock Incentive Plan dated October 20, 2005 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on October 26, 2005).

10.8	VIASPACE Inc. 2005 Non-Employee Director Option Plan dated October 20, 2005 (incorporated by reference to Exhibit 10.2 of our current report on Form 8-K filed on October 26, 2005).

10.9	VIASPACE Inc. 2006 Non-Employee Director Option Plan dated February 13, 2006 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on February 16, 2006).

10.10	Compensation Package for Outside Members of the Board of Directors of VIASPACE Inc. dated October 20, 2005 (incorporated by reference to Exhibit 10.3 of our current report on Form 8-K filed on October 26, 2005).

10.11	2006 Compensation Package for Outside Members of the Board of Directors of VIASPACE Inc. dated February 13, 2006 (incorporated by reference to Exhibit 10.2 of our current report on Form 8-K filed on February 16, 2006).

10.12	Stock Purchase Agreement between VIASPACE Inc. and California Institute of Technology dated October 20, 2005 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on October 26, 2005).

10.13	Confidential License Agreement By and Among University of Southern California, California Institute of Technology and Direct Methanol Fuel Cell Corporation dated January 19, 2006 (incorporated by reference to Exhibit 10.13 of our annual report on Form 10-KSB filed on March 31, 2006).

Exhibit
Number	Item
10.14	Confidential Non-Exclusive License Agreement By and Among University of Southern California, California Institute of Technology and Direct Methanol Fuel Cell Corporation dated January 19, 2006 (incorporated by reference to Exhibit 10.13 of our annual report on Form 10-KSB filed on March 31, 2006).

10.15	VIASPACE Inc. Amended Option Agreement with SNK Capital Trust dated March 21, 2006 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on March 22, 2006).

10.16	VIASPACE Inc. Stock Purchase Agreement with SNK Capital Trust dated March 21, 2006 (incorporated by reference Exhibit 10.2 of our current report on Form 8-K filed on March 22, 2006).

10.17	VIASPACE Inc. Stock Settlement Agreement dated March 21, 2006 with members of ViaSpace Technologies LLC dated March 21, 2006 (incorporated by reference to Exhibit 10.3 of our current report on Form 8-K filed on March 22, 2006).

10.18	Lease with Pasadena Business Park, LLC dated January 10, 2006, effective beginning May 1, 2006 (incorporated by reference to Exhibit 10.1 of our quarterly report on Form 10-QSB for the quarter ended June 30, 2006).

10.19	Consulting Agreement between VIASPACE Inc. and Denda Associates Co., Ltd. (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on November 6, 2006).

10.20	Securities Purchase Agreement dated November 2, 2006 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on November 8, 2006).

10.21	Investor Registration Rights Agreement (relating to the securities issued pursuant to the Securities Purchase Agreement) dated November 2, 2006 (incorporated by reference to Exhibit 10.2 of our current report on Form 8-K filed on November 8, 2006).

10.22	Security Agreement dated November 2, 2006 (incorporated by reference to Exhibit 10.3 of our current report on Form 8-K filed on November 8, 2006).

10.23	Form of Secured Convertible Debenture relating to the Securities Purchase Agreement (incorporated by reference to Exhibit 10.4 of our current report on Form 8-K filed on November 8, 2006).

10.24	Form of Common Stock Purchase Warrant relating to the Securities Purchase Agreement (incorporated by reference to Exhibit 10.5 of our current report on Form 8-K filed on November 8, 2006).

10.25	Standby Equity Distribution Agreement dated November 2, 2006 (incorporated by reference to Exhibit 10.6 of our current report on Form 8-K filed on November 8, 2006).

10.26	Registration Rights Agreement (relating to the securities to be issued pursuant to the Standby Equity Distribution Agreement) dated November 2, 2006 (incorporated by reference to Exhibit 10.7 of our current report on Form 8-K filed on November 8, 2006).

23.1	Consent of Singer Lewak Greenbaum & Goldstein, LLP.*

23.2	Consent of Jaspers + Hall, PC.*

23.3	Consent of Cane Clark LLP (included in Exhibit 5.1).*

24	Power of Attorney (see page II-7 of this Form S-3).*

*	Filed herewith